Exhibit 99.1
FOR IMMEDIATE RELEASE
November 6, 2007
FOR FURTHER INFORMATION
CONTACT DAVID A. BOCHNOWSKI
(219) 853-7575
NORTHWEST INDIANA BANCORP
REPORTS QUARTERLY EARNINGS
     Munster, Indiana — NorthWest Indiana Bancorp, the holding company for Peoples Bank, reported net income of $1.4 million, or $0.51 earnings per basic and diluted share for the quarter ended September 30, 2007, compared to net income of $1.6 million, or $0.57 earnings per basic and diluted share for the quarter ended September 30, 2006. The current quarter net income represented a 9.0% decrease, compared to the third quarter net income reported during the prior year. For the quarter ended September 30, 2007, return on average assets (ROA) was 0.94% and return on average equity (ROE) was 11.12%.
     For the nine months ended September 30, 2007, the Bancorp reported net income of $4.4 million, or $1.55 earnings per basic and $1.54 earnings per diluted share, compared to $4.9 million, or $1.76 earnings per basic and $1.75 earnings per diluted share for the nine months ended September 30, 2006. The current nine-month net income represented an 11.4% decrease over the nine-month net income reported during the prior year. For the nine months ended September 30, 2007, return on average assets (ROA) was 0.95% and return on average equity (ROE) was 11.23%.
     “As a result of prevailing economic pressures, earning asset and core income growth did not gain traction during the first nine months of the year. Although the markets have been affected by the events of the subprime debacle, Peoples Bank has not engaged in subprime lending and does not have any investments in subprime paper,” said David A. Bochnowski, Chairman and Chief Executive Officer.
     At September 30, 2007, assets totaled $622.6 million, an increase of $3.6 million or 0.6% for the nine-month period. During the nine month period ended September 30, 2007, the Bancorp’s securities portfolio increased by $6.6 million, while the loan portfolio decreased by $3.3 million, due, in part, to several large commercial loan pay-offs. Core deposits, which include checking, savings and money market accounts, decreased by $21.7 million during the nine months ended September 30, 2007. The decrease in core deposits resulted, in part, from expected withdrawals by local government units. Core deposits represented 56.1% of the Bancorp’s total deposits at the end of the period. Certificates of deposit growth totaled $3.8 million, while repurchase agreement balances decreased by $1.2 million.
     Net interest income, the difference between interest income from loans and investments and interest expense paid to fund providers, totaled $4.5 million for the quarter ended September 30, 2007, compared to $4.7 million for the quarter ended September 30, 2006, a decrease of 5.7%. For the nine months ended September 30, 2007, net interest income totaled $13.3 million compared to $14.7 million for the nine months ended September 30, 2006, a decrease of 9.3%.

     The Bancorp’s non-performing loans to total assets increased to 1.33% at September 30, 2007. Non-performing loans increased as a result of two commercial real estate participation loans placed in non-accrual status during the quarter. During the current quarter, $80 thousand in loan loss provisions were required, while $85 thousand in provisions were recorded during the nine months ended September 30, 2006. Loan charge-offs, net of recoveries totaled $201 thousand for the nine months ended September 30, 2007. The balance of $4.2 million in the allowance for loan losses at September 30, 2007 is considered adequate by management, based on its current analysis of loan portfolio credit quality, changes in the portfolio mix and local economic conditions.
     Noninterest income totaled $1.1 million for the quarter ended September 30, 3007, an increase of $82 thousand, or 7.7%. For the nine months ended September 30, 2007, noninterest income totaled $3.3 million, an increase of $124 thousand, or 3.9%. The current quarter and nine month noninterest income increased as a result of income recognized from wealth management operations, and gains recognized from the sale of fixed rate mortgages and available-for-sale securities.
     “Operating efficiency continues to be a core strength of Peoples as expenses increased at a nominal rate even as we improved our product and services suite with additional staffing in Wealth Management, Commercial Loans, and Private Banking during the year,” Bochnowski noted.
     Noninterest expense totaled $3.63 million for the quarter ended September 30, 2007, compared to $3.56 million for the quarter ended September 30, 2006. The change represents an increase of $71 thousand, or 2.0%. The increase is the result of additional compensation expense for new hires, and depreciation and data processing expense related to banking operations. Noninterest expense totaled $10.7 million for the nine months ended September 30, 2007 and 2006. During the current nine month period, noninterest expense was stable as a result of lower marketing expenses and a decrease in other noninterest expenses related to banking operations.
     At September 30, 2007, shareholders’ equity stood at $51.8 million or 8.3% of total assets. The book value of the Bancorp’s stock stood at $18.44 at quarter-end.
     “In early October, the Bank rolled out “You First Banking” to our customers and community in support of our commitment to providing an unparalleled banking experience that enables our customers to achieve their financial goals. Peoples will follow-up by extending our banking center network into Crown Point with the opening of a state of the art banking facility in December of this year,” Bochnowski said.
     Extending the banking center network into new communities allows customers the opportunity to utilize the investment and trust services of the Bank’s Wealth Management Group, as well as the Bank’s Private Banking Group. During the nine months ended September 30, 2007, the book value of assets under management by the Wealth Management Group has grown to $186.4 million, an increase of 28.6%.
     The NorthWest Indiana Bancorp stock is traded on the OTC Bulletin Board under NWIN. The Bancorp’s subsidiary, Peoples Bank, has offices in East Chicago, Dyer, Hammond, Hobart, Merrillville, Munster, and Schererville, Indiana. The Bank’s website, www.ibankpeoples.com, provides information on the Bank’s products, services and investor relations.

     “Forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 may be included in this release. A variety of factors could cause the Bancorp’s actual results to differ from those expected at the time of this release. These include, but are not limited to, changes in economic conditions in the Bancorp’s market area, changes in policies by regulatory agencies, fluctuation in interest rates, demand for loans in the Bancorp’s market area, competition and other risks set forth in the Bancorp’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2006. Readers are urged to carefully review and consider the various disclosures made by the Bancorp in its periodic reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made, and the Bancorp undertakes no obligation to update them in light of new information or future events.

NorthWest Indiana Bancorp
Consolidated Balance Sheets
(Dollars in Thousands)

	September 30,
	2007	December 31,
	(unaudited)	2006
Assets

Cash and cash equivalents	$16,196	$15,764
Available-for-sale securities	89,311	83,765
Held-to-maturity securities	16,266	15,247
Federal Home Loan Bank Stock	3,544	3,544
Loans held for sale	190	—
Loans receivable	468,412	471,716
Less: allowance for loan losses	(4,151)	(4,267)

Net loans receivable	464,261	467,449
Premises and equipment	15,061	14,603
Foreclosed real estate	120	323
Cash value of bank owned life insurance	11,124	10,822
Other assets	6,509	7,465

Total assets	$622,582	$618,982

Liabilities and Stockholders’ Equity

Deposits	$495,079	$512,931
Borrowed funds	71,633	51,501
Accrued expenses and other liabilities	4,073	4,540

Total liabilities	570,785	568,972

Stockholders’ Equity	51,797	50,010

Total liabilities and stockholders’ equity	$622,582	$618,982

Consolidated Income Statements
(Dollars in Thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	(unaudited)		(unaudited)
	2007	2006	2007	2006
Total interest income	$8,973	$8,907	$26,686	$25,835
Total interest expense	4,520	4,185	13,397	11,180

Net interest income	4,453	4,722	13,289	14,655
Provision for loan losses	80	0	85	15

Net interest income after provision for loan losses	4,373	4,722	13,204	14,640

Total noninterest income	1,144	1,062	3,275	3,151
Total noninterest expenses	3,629	3,558	10,736	10,737

Income before income tax expenses	1,888	2,226	5,743	7,054
Income tax expenses	444	639	1,391	2,139

Net Income	$1,444	$1,587	$4,352	$4,915

Selected Financial Data

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
Earnings per common share:
Basic	$0.51	$0.57	$1.55	$1.76
Diluted	$0.51	$0.57	$1.54	$1.75
Net interest margin	3.10%	3.26%	3.10%	3.39%
Return on average assets	0.94%	1.02%	0.95%	1.06%
Return on average equity	11.12%	13.11%	11.23%	13.71%

	At
	September 30,	September 30,
	2007	2006
Stockholders’ equity as a percent of total assets	8.32%	7.77%
Book value per share	$18.44	$17.53